Exhibit (99)-3
CONSENT OF FIG PARTNERS LLC
     We hereby consent to the use of our name and to the description of our opinion letter, dated April 29, 2006, under the caption “Opinion of Community Bancshares’ Financial Advisor” in the Registration Statement on Form S-4 of Superior Bancorp. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that would come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ FIG Partners LLC

FIG PARTNERS LLC
Atlanta, Georgia
August 3, 2006